EXHIBIT 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Huron Consulting Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	1,100,000	$82.22	$90,442,000	$110.20 per $1,000,000	$9,967
Total Offering Amount					$90,442,000		$9,967
Total Fee Offsets
Net Fee Due							$9,967
(1)Huron Consulting Group Inc. is filing this Registration Statement on Form S-8 to register an aggregate of 1,100,000 shares of its common stock, par value $0.01 per share (“Common Stock”), which may be issued pursuant to the Huron Consulting Group Inc. 2012 Omnibus Incentive Plan, as amended (the “Plan”), consisting of (i) 800,000 shares of Common Stock reserved for issuance pursuant to the terms of the Plan and (ii) 300,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the NASDAQ Global Select Market on May 25, 2023.